Exhibit 99.1
______________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Kao
	Group Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.kao@ros.com

ROSS STORES REPORTS FOURTH QUARTER
AND FISCAL 2015 RESULTS

ANNOUNCES 15% INCREASE IN QUARTERLY CASH DIVIDEND,
AND PROVIDES FIRST QUARTER AND FISCAL 2016 GUIDANCE

Dublin, California, March 1, 2016 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the fourth quarter ended January 30, 2016 of $.66, up 10% from the prior year, on net earnings that rose 6% to $264 million. Sales for the fiscal 2015 fourth quarter grew 7% to $3.251 billion, with comparable store sales up 4% versus a 6% gain last year.

For the fiscal year, earnings per share rose 14% to $2.51 on top of strong multi-year increases, while net earnings increased 10% to $1.021 billion. Sales for the 2015 fiscal year grew 8% to $11.940 billion, with comparable store sales up 4%.

Barbara Rentler, Chief Executive Officer, commented, “We are pleased with our sales and earnings results for the fourth quarter, which exceeded our expectations despite the highly promotional holiday selling environment and our most challenging sales comparisons from the prior year. These results were driven by the competitive values we offered on a wide assortment of name brand bargains and gifts throughout our stores.”

Ms. Rentler continued, “Fourth quarter operating margin was 12.7% compared to 13.1% in the prior year, as higher merchandise margin and tight expense control were more than offset by the timing of packaway-related costs. For the 2015 fiscal year however, operating margin rose 10 basis points to a record 13.6%.”

Update on Stock Repurchase Program

A total of 13.7 million shares of common stock were repurchased during fiscal 2015, for an aggregate purchase price of $700 million under the two-year $1.4 billion program announced in February 2015. We expect to complete the $700 million remaining under this authorization in fiscal 2016.

Declaration of Higher Quarterly Cash Dividend

The Company’s Board of Directors also recently approved an increase in the quarterly cash dividend to $.135 per share, up 15% on top of an 18% increase last year. This higher quarterly dividend will be payable on March 31, 2016 to stockholders of record as of March 14, 2016.

Ms. Rentler noted, “The continued growth of our shareholder payouts reflects our ongoing confidence in the Company’s ability to generate significant amounts of cash after funding our growth and the other capital needs of our business. We have repurchased stock as planned every year since 1993 and raised our cash dividend annually since its inception in 1994. This consistent record reflects our unwavering commitment to enhancing stockholder value and returns.”

Fiscal 2016 Guidance

Looking ahead, Ms. Rentler said, “As we enter 2016, we continue to face our own challenging multi-year comparisons in an increasingly uncertain and volatile macro-economic and retail environment. As a result, while we hope to do better, we believe it is prudent to maintain a somewhat cautious outlook when forecasting sales and earnings for the coming year.”

For the 52-week fiscal year ending January 28, 2017, the Company is projecting same store sales to grow 1% to 2% and earnings per share of $2.59 to $2.71, up 3% to 8% from $2.51 in fiscal 2015. For the first quarter ending April 30, 2016, comparable store sales are forecast to be up 1% to 2% with earnings per share projected to be flat to up 4% to $.69 to $.72. This compares to EPS of $.69 in the first quarter of 2015, the strongest period last year, when comparable sales rose 5% and EPS grew 19%.

The Company will host a conference call on Tuesday, March 1, 2016 at 4:15 p.m. Eastern time to provide additional details concerning its fourth quarter and fiscal year 2015 results, and management’s outlook and guidance for fiscal 2016. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #45221632 until 8:00 p.m. Eastern time on March 8, 2016, as well as on the Company’s website.

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, and geopolitical conditions that affect consumer confidence and consumer disposable income; our ability to continually attract, train and retain associates to execute our off-price strategies; unseasonable weather trends; potential data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business - such breaches of our data security, or our failure or delay in detecting and mitigating a loss of personal or business information, could result in damage to our reputation, loss of customer confidence, violation (or alleged violation) of applicable laws, and could expose us to civil claims, litigation and regulatory action, and to unanticipated costs and disruption of our operations; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; natural or man-made disaster in California or in another region where we have a concentration of stores or a distribution center; increase in our labor costs; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable demographics; damage to our corporate reputation or brands; issues from importing merchandise from other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2014, Form 10-Qs and 8-Ks for fiscal 2015.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time.  We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2015 revenues of $11.9 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,274 locations in 34 states, the District of Columbia and Guam at fiscal 2015 year end. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 172 dd’s DISCOUNTS® in 15 states at the end of fiscal 2015 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

* * * * *

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Twelve Months Ended
($000, except stores and per share data, unaudited)	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015

Sales	$3,250,726	$3,032,698	$11,939,999	$11,041,677

Costs and Expenses
Cost of goods sold	2,386,591	2,203,570	8,576,873	7,937,956
Selling, general and administrative	450,877	430,342	1,738,755	1,615,371
Interest expense, net	4,530	2,406	12,612	2,984
Total costs and expenses	2,841,998	2,636,318	10,328,240	9,556,311

Earnings before taxes	408,728	396,380	1,611,759	1,485,366
Provision for taxes on earnings	144,567	147,850	591,098	560,642
Net earnings	$264,161	$248,530	$1,020,661	$924,724

Earnings per share (1)
Basic	$0.66	$0.61	$2.53	$2.24
Diluted	$0.66	$0.60	$2.51	$2.21

Weighted average shares outstanding (000) (1)
Basic	398,229	409,113	403,034	413,553
Diluted	401,619	413,461	406,405	418,077

Dividends (1)
Cash dividends declared per share	$0.1175	$0.1000	$0.4700	$0.4000

Stores open at end of period	1,446	1,362	1,446	1,362

(1) All share and per share amounts have been adjusted for the two-for-one stock split effective June 11, 2015.

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	January 30, 2016	January 31, 2015
Assets

Current Assets
Cash and cash equivalents	$761,602	$696,608
Short-term investments	1,737	500
Accounts receivable	73,627	73,278
Merchandise inventory	1,419,104	1,372,675
Prepaid expenses and other	116,125	106,778
Total current assets	2,372,195	2,249,839

Property and equipment, net	2,342,906	2,273,752
Long-term investments	1,331	3,110
Other long-term assets	152,687	160,669
Total assets	$4,869,119	$4,687,370

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$945,559	$1,000,700
Accrued expenses and other	376,522	385,325
Accrued payroll and benefits	280,766	256,141
Income taxes payable	—	17,202
Total current liabilities	1,602,847	1,659,368

Long-term debt	396,025	395,562
Other long-term liabilities	268,168	279,500
Deferred income taxes	130,088	73,730

Commitments and contingencies

Stockholders’ Equity	2,471,991	2,279,210
Total liabilities and stockholders’ equity	$4,869,119	$4,687,370

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
($000, unaudited)	January 30, 2016	January 31, 2015

Cash Flows From Operating Activities
Net earnings	$1,020,661	$924,724
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	274,828	232,959
Stock-based compensation	70,937	53,001
Deferred income taxes	56,358	25,086
Tax benefit from equity issuance	42,382	29,759
Excess tax benefit from stock-based compensation	(42,302)	(29,415)
Change in assets and liabilities:
Merchandise inventory	(46,429)	(115,520)
Other current assets	(13,496)	(16,410)
Accounts payable	(41,464)	204,158
Other current liabilities	7,796	69,568
Other long-term, net	(3,019)	(5,045)
Net cash provided by operating activities	1,326,252	1,372,865

Cash Flows From Investing Activities
Additions to property and equipment	(366,960)	(646,691)
Decrease (increase) in restricted cash and investments	4,065	(4,329)
Purchases of investments	(718)	—
Proceeds from investments	1,104	12,021
Net cash used in investing activities	(362,509)	(638,999)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	42,302	29,415
Net proceeds from issuance of long-term debt	—	245,676
Issuance of common stock related to stock plans	20,186	21,978
Treasury stock purchased	(68,925)	(39,041)
Repurchase of common stock	(700,000)	(550,000)
Dividends paid	(192,312)	(168,454)
Net cash used in financing activities	(898,749)	(460,426)

Net increase in cash and cash equivalents	64,994	273,440

Cash and cash equivalents:
Beginning of period	696,608	423,168
End of period	$761,602	$696,608

Supplemental Cash Flow Disclosures
Interest paid	$18,035	$9,668
Income taxes paid	$523,597	$510,145